Exhibit 10.20

AMENDMENT NO. 3 TO SHARED SERVICES AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) dated as of May 12, 2008 (the “Effective Date”) to the Shared Services Agreement dated as of January 2, 2002 (as amended by Amendment No. 1 thereto, dated as of January 14, 2002 and Amendment No. 2 thereto, dated as of March 10, 2004, the “Shared Services Agreement”) is by and between Five Star Quality Care, Inc., a Maryland corporation (the “Company”), and Reit Management & Research LLC, a Delaware limited liability company (“RMR”) is entered into between the Company and RMR.  Capitalized terms used in this Amendment without definition shall have the meaning given therefor in the Shared Services Agreement.

RECITALS:

Since the Shared Services Agreement was entered into, the Company’s requirements for Services in connection with management information systems have expanded from supervisory services to provision of personnel for implementing management information systems services and the Company and RMR desire to amend the Shared Services Agreement to reflect the services currently being provided.

RMR, effective as of the Effective Date, will offer employment to certain Company employees who currently perform management information systems services for the Company.

NOW THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment the Company and RMR agree as follows:

1.             Section 1.1 (i) of the Shared Services Agreement is hereby amended by adding a new subsection (iv) at the end thereof reading as follows:

(iv) MANAGEMENT INFORMATION SYSTEMS SERVICES.  In addition to supervision and assistance, the provision of such personnel reasonably required and qualified to supplement the Company’s personnel in order to perform the underlying work described in subsections (i) through (iii) above (the “MIS Services”).

Section 1 of the Shared Services Agreement is hereby amended by adding a new subparagraph 1.6 at the end thereof reading as follows:

1.6  COMPENSATION FOR MANAGEMENT INFORMATION SYSTEMS IMPLEMENTATION.

In addition to the Service Fee and Expenses, as compensation payable to RMR for the provision of the MIS Services to the Company pursuant to subparagraph 1.1(i)(iv), the Company agrees to reimburse RMR, within 30 days of the receipt of invoices therefor, for an agreed share of the employment expenses of RMR’s employees, other than its Chief Information Officer, actively engaged in providing the MIS Services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plan.

The share of such expenses to be reimbursed will be determined annually not later than December of each year for the following 12 calendar months beginning the following January by agreement of RMR and the Company acting in good faith, such agreement not to be unreasonably withheld or delayed, provided for the period May 12, 2008 through December 30, 2008, the share to be reimbursed by the Company is agreed to be 80%.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

This Amendment shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as an instrument under seal, as of the day and year first above written.

FIVE STAR QUALITY CARE, INC.

By:	/s/ Bruce J. Mackey, Jr.
Name: Bruce J. Mackey, Jr.
Title: President

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ John C. Popeo
Name: John C. Popeo
Title: Senior Vice President